As filed with the Securities and Exchange Commission on February 12, 2020

Registration No. 333-219883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT NO. 333-219883

UNDER

THE SECURITIES ACT OF 1933

CARE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5785879
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

77 Fourth Avenue, Fifth Floor

Waltham, MA 02541

(781) 642-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Allen
Chief Executive Officer

Care.com, Inc.
c/o IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011
(212) 314-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Brandon Van Dyke

Richard L. Oliver

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐
Accelerated filer	☒
Non-accelerated filer	☐
Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
N/A	N/A	N/A	N/A	N/A

(1)          The Registrant is not registering additional securities. Registration fees were originally paid by Registrant upon filing of the original registration statement on Form S-3. Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment.

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Care.com, Inc., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-3 (Registration Number 333-219883) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on August 10, 2017, as amended by Amendment No. 1 thereto on August 28, 2017, filed with the SEC on August 29, 2017, and by Amendment No. 2 thereto on December 29, 2017, filed with the SEC on January 2, 2018 (as amended, the “Registration Statement”), pertaining to the registration of the securities described in the Registration Statement.

On December 20, 2019, the Registrant entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Buzz Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of IAC (“Offeror”), pursuant to which IAC would acquire the Registrant. On February 11, 2020, pursuant to the Merger Agreement, after completion of a tender offer (the “Offer”) by Offeror for (i) all outstanding shares of common stock of the Registrant, par value $0.001 per share (the “Common Shares”), at a price of $15.00 per Common Share and (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares,” and together with the Common Shares, the “Shares”), of the Registrant, at (x) 150% of the Liquidation Preference per Preferred Share, as specified in the Certificate of Designations for the Preferred Shares (the “Certificate of Designations”), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the expiration date of the Offer, pursuant to the terms of the Certificate of Designations, in each case, net to the holder in cash, without interest and less any applicable withholding taxes ((i) and (ii), the “Offer Price”), Offeror merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of IAC (the “Merger”). The Merger became effective (the “Effective Time”) on February 11, 2020, following the filing of the certificate of merger with the Secretary of State of the State of Delaware (the “Secretary of State”). At the Effective Time, among other things, each Share issued and outstanding immediately prior to the Effective Time (other than any (i) Shares held in the treasury of the Registrant, (ii) Shares that at the commencement of the Offer were owned by IAC or Offeror, (iii) Shares irrevocably accepted for payment in the Offer and (iv) Shares held by the Registrant’s stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) was converted into the right to receive an amount of cash equal to the applicable Offer Price. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.

In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, this post-effective amendment to the Registration Statement is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Registrant that are registered under the Registration Statement that remain unsold as of the effectiveness of this post-effective amendment, and to terminate the effectiveness of the Registration Statement.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on this 12th day of February, 2020.

CARE.COM, INC.

By:	/s/ Melanie Goins
Name:	Melanie Goins
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3